CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 30, 2018, relating to the financial statements and financial highlights of USA Mutuals comprising USA Mutuals Vice Fund, USA Mutuals Navigator Fund, and USA Mutuals/WaveFront Hedged Quantamental Opportunities Fund for the year or period ended March 31, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
Cohen & Company, Ltd.
Milwaukee, Wisconsin
July 25, 2018